Filed pursuant to Rule 424(b)(5)

Registration No. 333-284188

PROSPECTUS SUPPLEMENT

(To prospectus supplement dated June 11, 2025, to prospectus dated June 11, 2025)

CONNEXA SPORTS TECHNOLOGIES INC.

Up to $200,000,000

Common Stock

This prospectus supplement amends, supplements and supersedes certain information contained in the prospectus supplement dated June 11, 2025, and its accompanying prospectus dated June 11, 2025 (collectively, the “June Prospectus”), filed with the Securities and Exchange Commission as part of our registration statement on Form S-3 (File No. 333-284188) (the “Registration Statement”) relating to the offer and sale of our common stock, par value $0.001 per share (the “Common Stock”) through A.G.P./Alliance Global Partners (“AGP”), as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the sales agreement with AGP dated as of January 8, 2025 (the “Sales Agreement”). This prospectus supplement should be read in conjunction with the June Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the June Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the June Prospectus and any future amendments or supplements thereto.

The Company has not sold any securities pursuant to the Sales Agreement.

We are filing this prospectus supplement to amend the June Prospectus to update the amount of shares we are eligible to sell under our Registration Statement. We are increasing the amount of shares of Common Stock we may offer and sell under the Sales Agreement to an aggregate offering price of up to $200,000,000 from time to time through AGP.

Our common stock is listed on Nasdaq under the symbol “YYAI.” The last sales price of our Common Stock, as reported on Nasdaq on August 21, 2025, was $4.34 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-5 of the prospectus supplement dated June 11, 2025 and the risk factors incorporated by reference into this prospectus supplement and the June Prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

A.G.P.

The date of this prospectus supplement is August 22, 2025.